#362078

INTERIM INVESTMENT SUB-SUBADVISORY AGREEMENT

Agreement made as of the 22nd day of March, 2021 by and among William Blair Investment Management, LLC (“Subadviser”), Investment Counselors of Maryland, LLC (“ICM”) and Columbia Management Investment Advisers, LLC (“Investment Manager”).

WHEREAS, the Fund listed in Schedule A is a series of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Investment Manager entered into a Management Agreement (the “Advisory Agreement”) with the Fund pursuant to which Investment Manager provides investment advisory services to the Fund.

WHEREAS, Investment Manager has retained Subadviser to provide investment advisory services to the Fund pursuant to a subadvisory agreement, dated as of March 19, 2019 (the “Subadvisory Agreement”), between Investment Manager and Subadviser

WHEREAS, Subadviser desires to retain ICM to provide sub-subadvisory services with respect to the Fund, and ICM is willing to render such services.

WHEREAS, the effective date of this Agreement is as of May 3, 2021.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	ICM’s Duties.

(a)

Portfolio Management. Subadviser hereby engages ICM as sub-subadviser for the portion of the Fund allocated to Subadviser under the Subadvisory Agreement, and ICM hereby accepts such engagement and agrees to render the services herein set forth, subject to the terms and conditions herein. Subject to supervision by Subadviser, and oversight by Investment Manager and the Fund’s Board of Directors/Trustees (the “Board”), ICM shall assist the Subadviser, as necessary, in management of the investment operations and be responsible for the composition of that portion of the assets of the Fund which is allocated to ICM from time to time by Subadviser (which portion may include any or all of the Fund’s assets), including assisting the Subadviser, as necessary, in facilitating the purchase, retention, and disposition thereof, in accordance with the Fund’s investment objectives, policies, and restrictions, and subject to the following understandings:

(i)

Investment Decisions. ICM shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Subadviser, and what portion of such assets will be invested or held uninvested as cash. ICM is prohibited from consulting with any other subadviser of the Fund (other than Subadviser) concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule

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12d3-1(a) or (b) of the 1940 Act. ICM will not be responsible for voting proxies issued by companies held in the Fund although Investment Manager may consult with ICM from time to time regarding the voting of proxies of securities owned by the Fund. ICM will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Fund allocated to it by Subadviser, although Investment Manager may consult with ICM from time to time regarding the filing of claims in class action settlements.

(ii)

Investment Limits. In the performance of its duties and obligations under this Agreement, ICM shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (a) Fund’s prospectus (“Prospectus”) and the Fund’s Statement of Additional Information (“SAI”); (b) instructions and directions of Investment Manager, Subadviser and of the Board; and (c) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), as applicable to the Fund, and all other applicable federal and state laws and regulations. Subadviser agrees to give ICM prompt written notice if Subadviser believes any recommendations, advice or investments to be in violation of (a), (b) or (c) above.

(iii)	Portfolio Transactions.

(A)

Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Subadviser or ICM) selected by Subadviser; provided, however, that such orders shall be consistent with Subadviser’s brokerage policy; conform with federal securities laws; and be consistent with seeking best execution. Subadviser may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser and ICM’s other clients may be a party in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended. To the extent permitted by law, and consistent with its obligation to seek best execution, Subadviser may execute transactions or pay a broker-dealer a commission, spread or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that Subadviser determines, in good faith, that the execution is appropriate or the commission, spread or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or Subadviser or ICM’s overall responsibilities with respect to the Fund and other clients for which either acts as subadviser.

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(B)

Aggregation of Trades. Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased for the Fund as well as other clients of Subadviser and ICM in order to seek best execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(C)

Subadviser will not arrange purchases or sales of securities or other investments between the Fund and other accounts advised by Subadviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund’s policies and procedures as provided in writing to ICM along with any amendments, and (b) Subadviser determines the purchase or sale is in the best interests of the Fund.

(iv)

Records and Reports. Subadviser and ICM (a) shall maintain such books and records for such time periods as are required of an SEC-registered investment adviser to an investment company registered under the 1940 Act, (b) shall render to the Board such periodic and special reports as the Board (or a Committee thereof) or Investment Manager may reasonably request in writing, and (c) shall meet with any persons at the request of the Board or Investment Manager for the purpose of reviewing ICM’s performance under this Agreement at reasonable times and upon reasonable advance notice.

(v)

Transaction Reports. Subadviser shall provide ICM and Investment Manager a daily trade file with information relating to all transactions concerning the allocated portion of the Fund’s assets for which Subadviser and ICM are responsible and shall provide ICM and Investment Manager with such other information regarding the Fund upon ICM’s or Investment Manager’s reasonable request. Subadviser shall affirm or send a trade file of these transactions as instruction to the custodian of the Fund.

(vi)

Management of Funds with Multiple Subadvisers. Subadviser and ICM’s responsibilities for providing services to a Fund shall be limited to the portion of the Fund’s assets allocated to Subadviser and ICM pursuant to the Subadvisory Agreement (“Subadviser Account”). Neither Party shall effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund’s investment objectives, policies and restrictions. Neither party shall consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets.

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(b)

Compliance Program and Ongoing Certification(s). As requested, ICM shall timely provide to Investment Manager and Subadviser (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by Investment Manager, and shall (a) certify that such information and commentary does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, in a format reasonably requested by Investment Manager, as it may be amended from time to time, and (b) provide (i) additional certifications related to ICM’s management of the Fund in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 of the 1940 Act, thereon; in a format reasonably requested by Investment Manager, as it may be amended from time to time, (ii) a quarterly sub-certification with respect to compliance matters related to ICM and ICM’s management of the Fund, in a format reasonably requested by Investment Manager, as it may be amended from time to time; (iii) an annual certification from ICM’s Chief Compliance Officer, appointed under Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee with respect to the design and operation of ICM’s compliance program, in a format reasonably requested by Investment Manager, as it may be amended from time to time; and (iv) from time to time ICM shall provide such certifications to assist Investment Manager and Subadviser in fulfilling their obligations under Rule 38a-1 of the 1940 Act, as are reasonably requested by the Fund, Subadviser or Investment Manager. In addition, ICM will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to Investment Manager to enable the Fund to fulfill its obligations under Rule 38a-1 of the 1940 Act.

(c)

Maintenance of Records. ICM shall timely furnish to Investment Manager and Subadviser all information relating to ICM’s services hereunder which ICM is required by law or regulation to keep and which are needed by Investment Manager or Subadviser to maintain the books and records of the Fund required under the 1940 Act. ICM agrees that all records which it maintains for the Fund are the property of the Fund and ICM will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that ICM may retain a copy of such records. ICM further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)

Insurance and Code of Ethics. ICM will provide Investment Manager with reasonable evidence that, with respect to its activities on behalf of the Fund, ICM is maintaining (i) adequate errors and omissions insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

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(e)

Confidentiality. Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of the other party. As used herein, Confidential Information, includes, but is not limited, to any financial information with respect to the business operations of one party provided to the other party and to “Fund Portfolio Information,” which refers to confidential and proprietary information with regard to (i) the portfolio holdings and characteristics of the portion of the Fund allocated to ICM that ICM manages under the terms of this Agreement, and (ii) any copies of any agreements between the Investment Manager or Subadviser and their respective counterparties and all the terms and provisions contained therein, which Investment Manager or Subadviser (which terms shall include their respective directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants) may furnish, disclose or reveal to ICM (which term shall include ICM’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants). Each party hereby agrees to restrict access to the other party’s Confidential Information to its employees who will use it only for the purpose of providing services under this Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3)(a) that, in the case of Investment Manager’s Confidential Information, is approved in writing by Investment Manager for disclosure, (3)(b) that, in the case of ICM’s Confidential Information, is approved in writing by ICM for disclosure; (3)(c) that, in the case of Subadviser’s Confidential Information, is approved in writing by Subadviser for disclosure; (4) that is disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental or regulatory agency or law, so long as the disclosing party provides (to the extent permitted under applicable law) the non-disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to any such disclosure; however, ICM is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (5) to affiliates that have a reason to know such information; (6) to the custodian of the Fund; (7) to brokers and dealers that are counterparties for trades for the Fund; (8) to futures commission merchants executing or clearing transactions in connection with the Fund, if applicable; and (9) to third party service providers to ICM subject to confidentiality agreements or duties. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of ICM, ICM may disclose such investments without direct reference to the Fund. Investment Manager and Subadviser agree that ICM may identify them or the Fund by name in ICM’s current client list. Such list may be used with third parties.

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(f)

Cooperation. As reasonably requested by Investment Manager, Subadviser or the Board and in accordance with the scope of ICM’s obligations and responsibilities contained in this Agreement, ICM will cooperate with, and provide reasonable assistance to, Investment Manager, Subadviser or the Fund as needed in order for Investment Manager, Subadviser and the Fund to comply with applicable laws, rules and regulations, including, but not limited to, compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder and the evaluation of any actions under U.S. or foreign securities laws pursuant to which the Fund may be able to assert a potential claim.

2.

Subadviser’s Duties. Subadviser shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Subadvisory Agreement and shall oversee and review ICM’s performance of its duties under this Agreement. Subadviser shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of ICM as provided in paragraph 1(a) hereof or to any other subadviser. Subadviser will periodically provide to ICM a list of the affiliates of Subadviser or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies that issue securities in which the Fund may not invest, together with ticker symbols for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by ICM. Neither ICM nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund, (ii) advice on, or management of, any assets for the Fund other than the assets for which Subadviser has delegated investment discretion to ICM, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Fund with any government or agency, (v) administration of the plans and trusts investing in the Fund, or (vi) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code, relating to percentage limitations applicable to the Fund’s assets that would require knowledge of the Fund’s holdings other than the assets subject to this Agreement.

3.

Documents Provided to ICM. Subadviser has delivered or will deliver to ICM current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund, and, to the extent necessary, will promptly deliver to it all future amendments and supplements regarding changes to ICM, its services to the Fund or investment policies and strategies, if any.

4.

Compensation of ICM. For the services provided and the expenses assumed pursuant to this Agreement, Subadviser will pay to ICM, effective from the date of this Agreement, a fee which shall be determined daily and paid monthly, on or before the last business day of the next succeeding calendar month, at the annual rates set forth in the attached Schedule A which Schedule can be modified from time to time upon mutual agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of

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any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs. During the term of this Agreement, ICM will pay all expenses incurred by it in connection with its activities under this Agreement other than costs in connection with the purchase or sale of securities and other assets (including brokerage commissions, if any) for the Fund. Neither the Investment Manager nor the Fund shall be responsible for compensation to ICM.

5.

Expenses. ICM shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of ICM’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to ICM or other information provided by ICM to Investment Manager, Subadviser and/or the Fund’s distributor, and marketing support. ICM agrees to pay to Investment Manager the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if ICM makes any changes that counsel to the Fund deems to require disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Fund or Investment Manager by the ICM of such Changes, the Fund is not generating a supplement for other purposes or the Fund or the Investment Manager does not wish to add such Changes to a pending supplement. In the event two or more subadvisers, if applicable, each require a supplement simultaneously, the expense (other than the costs of printing and mailing) of a combined supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser, and each such subadviser shall pay its pro rata share of printing and mailing costs and expenses based upon the number of supplements required to be printed and mailed. All other expenses not specifically assumed by ICM hereunder or by Subadviser under the Subadvisory Agreement are borne by the applicable Fund.

In the event that there is a proposed change in control of ICM that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Fund to be required by the 1940 Act or any rule or regulation thereunder, Subadviser and ICM agree to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s), to approve continuation of this Agreement. Such expenses include the reasonable costs of preparation, filing and mailing of a proxy statement, and of soliciting proxies.

In the event that such proposed change in control of ICM shall occur and the Fund is operating under an exemptive order issued by the SEC to Investment Manager with respect to the appointment of subadvisers absent shareholder approval, ICM agrees to assume all reasonable costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation of an information statement, required by the exemptive order containing all information that would be included in a proxy statement.

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6.	Representations of ICM. ICM represents and warrants as follows:

(a)

ICM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not an affiliated person of the Investment Manager or of the Fund within the meaning of Section 2(a)(3) of the 1940 Act (other than by virtue of serving as a sub-subadviser to the Fund); (iii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iv) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (v) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to Investment Manager; (vi) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vii) has the authority to enter into and perform the services contemplated by this Agreement; and (viii) will promptly notify Investment Manager (1) in the event that ICM becomes an affiliated person of the Investment Manager or of the Fund within the meaning of Section 2(a)(3) of the 1940 Act; (2) of the occurrence of any event that would disqualify ICM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (3) in the event the SEC or other governmental authority has: censured ICM; placed limitations upon the activities, functions or operations of ICM; or has commenced proceedings or an investigation that may result in any of these actions, (4) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code and (5) of any material fact known to ICM respecting or relating to ICM that is not contained in the Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to ICM contained therein that becomes untrue in any material respect.

(b)

ICM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Investment Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of ICM shall certify to Investment Manager that there has been no material violation of ICM’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. To the extent ICM has approved any material changes to its code of ethics, such revised code together with an explanation of such amendments shall be promptly (but in no event later than 60 days) provided to Investment Manager.

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(c)

ICM has provided Investment Manager and Subadviser with a copy of a document intended to address the disclosures specified in Form ADV Part 2A, and promptly will furnish a copy of any amendments to such document to Investment Manager and Subadviser (at least annually). Investment Manager and Subadviser acknowledge that, under Rule 204-3 under the Advisers Act, as amended, to the extent ICM’s only clients are registered investment companies, ICM is not required to file a Form ADV, Part 2A, with the SEC.

(d)

ICM will promptly notify Investment Manager and Subadviser of any changes in the controlling shareholder, in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Chief Executive Officer of ICM, or if there is otherwise an actual change in control or management of ICM.

7.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)

Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to the ICM; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify ICM (1) of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, (2) in the event the SEC or other governmental authority has: censured Subadviser; placed limitations upon its activities, functions or operations; or has commenced proceedings or an investigation that may result in any of these actions or (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

(b)

Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with ICM, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of ICM; provided that Subadviser shall not be required to obtain ICM’s prior written consent to make factual statements regarding the fact that ICM serves as subadviser to the Fund, in responding to requests for information, in required disclosures or in responding to regulatory inquiries.

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(c)

The Fund is and will continue to be the owner of all assets for which Subadviser delegates investment discretion to ICM from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(d)

Subadviser or Investment Manager may establish and maintain the Fund’s account with ICM solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions in order to effect securities transactions based upon such information or to provide such information to another party, and that Subadviser and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes.

(e)	The Board has approved the appointment of ICM pursuant to this Agreement.

8.	Liability and Indemnification.

(a)

Except as may otherwise be provided by the 1940 Act or any other federal securities law, ICM, any of its affiliates and any of the officers, partners, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Investment Manager or Subadviser, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ) (collectively, “Fund, Investment Manager and Subadviser Indemnitees”) as a result of any error of judgment or mistake of law by ICM with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of ICM for, and ICM shall indemnify and hold harmless the Fund, Investment Manager and Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund, Investment Manager and Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or negligence of ICM in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding ICM contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding ICM known to ICM which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Investment Manager or Subadviser or the Fund by ICM Indemnitees (as defined below) for use therein; provided, however, that ICM has had a reasonable opportunity to review information regarding ICM contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund as set forth in section 11; or (iii) any violation of federal or state statutes or regulations

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by ICM. It is further understood and agreed that ICM may rely upon information furnished to it by Subadviser that it reasonably believes to be accurate and reliable. ICM shall be liable for any loss incurred by the Fund, the Subadviser or their respective affiliates to the extent such losses arise out of any act or omission directly attributable to ICM which results, directly or indirectly, in an error in the net asset value of the Fund. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Investment Manager or Subadviser may have under any securities laws. Neither ICM nor any ICM Indemnitees (as defined below) shall be liable for any loss or damage arising or resulting from the acts or omissions of the custodian of the Fund, any broker, financial institution or any other third party with or through whom ICM arranges or enters into a transaction in respect of the Fund, except to the extent that ICM or its affiliate instructed such broker, financial institution or third party to take such action or omission. Investment Manager and Subadviser understands and acknowledges that ICM does not warrant that the portion of the assets of the Fund managed by ICM will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective.

(b)

Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, Investment Manager and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by ICM or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, “ICM Indemnitees”) as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless ICM Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of ICM Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned ICM and was made in reliance upon written information furnished to Subadviser or the Fund by a ICM Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Subadviser or the Fund.

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(c)

After receipt by Subadviser or ICM, its affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in damages to the Indemnifying Party caused solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

9.	Duration and Termination.

(a)

Unless sooner terminated as provided herein, this Agreement shall continue for two years from the date written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)

Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to ICM. This Agreement may also be terminated, without the payment of any penalty, by Investment Manager or Subadviser (i) upon 60 days’ written notice to ICM and Investment Manager; (ii) upon material breach by ICM

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of any representations and warranties set forth in this Agreement, if such breach has not been cured within 30 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Investment Manager or Subadviser, ICM becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of ICM or other circumstances that could adversely affect the Fund. ICM may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to Subadviser; or (2) upon material breach by Subadviser of any representations and warranties set forth in the Agreement, if such breach has not been cured within 30 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement or Subadvisory Agreement.

(c)

Further provided that, this Agreement will terminate upon the earliest to occur of (i) the consummation of the Purchase Transaction contemplated in that Equity Purchase Agreement dated February 5, 2021 entered into by the Subadviser and ICM (the “Equity Purchase Agreement); or (ii) the End Date (as defined in the Equity Purchase Agreement as on or before December 3, 2021), at which times all services of ICM contemplated under this Agreement shall be provided by Subadviser under the Subadvisory Agreement.

(d)

In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to ICM having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(c), 1(d), 1(e), 1(f), 8(a), 8(b), 8(c), 15, 17, 18, 20 and 21 shall survive such termination of the Agreement.

10.

ICM’s Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of ICM or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict ICM’s right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association or other entity. ICM acts as adviser to other clients and may, subject to compliance with its fiduciary obligations, give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund. Subject to its fiduciary obligation to the Fund, ICM shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security which ICM, its principals, affiliates or employees may purchase or sell for themselves or for any other clients.

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11.

References to ICM. ICM hereby grants to Investment Manager and Subadviser during the term of this Agreement, the right to use ICM’s name as required for public filings and marketing materials in accordance with the terms described herein. Investment Manager agrees to furnish to ICM at its principal office all prospectuses, SAI’s, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, that refer to ICM prior to the use thereof, and not to use such material if ICM reasonably objects in writing five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof. Such materials may be furnished to ICM hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

12.

Notices. Any notice, statement, consent or approval required or permitted to be given in connection with this Agreement (“Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by post, by courier service or other personal method of delivery), or if transmitted by facsimile or other electronic means of communication:

In the case of Subadviser:

Doug Kryscio

Head of North America Client Service

150 Riverside Plaza

Chicago, IL 60606

Tel: 312-364-8458

Email: dkryscio@williamblair.com

with a copy to:

Robert Toner

Chief Legal Counsel—IM

150 North Riverside Plaza

Chicago, IL 60606

Tel: 312-364-8895

Email: btoner@williamblair.com

In the case of ICM:

William V. Heaphy, IV

Principal

300 East Lombard Street, Suite 810

Baltimore, MD 21202

Email:     bill.heaphy@icomd.com

In the case of Investment Manager:

Paul Mikelson

Vice President, Subadvised Strategies

Columbia Threadneedle Investments

707 2nd Ave. S, Routing: H17 435

Minneapolis, MN 55402

Tel: (612) 671-4452

Fax: (612) 671-0618

Email:     paul.a.mikelson@columbiathreadneedle.com

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Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on any day that is not a Saturday, Sunday, or statutory holiday in the jurisdiction where the Notice is received (“Business Day”) prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any party may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this section.

13.	Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

14.

Assignment. No assignment (as defined in the 1940 Act, as amended) of this Agreement shall be made without the prior written consent of the Fund, and, if required by law, the Fund’s shareholders, and Subadviser. Investment Manager or ICM (as applicable). Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Subadviser or ICM except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.

Governing Law. This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be governed by the laws of the commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the commonwealth of Massachusetts, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. Subadviser, Investment Manager and ICM hereby consent to the jurisdiction of a state OR federal court situated in the Commonwealth of Massachusetts in connection with any dispute arising hereunder. Any action or dispute between or among Subadviser, Investment Manager and ICM arising out of this Agreement shall be brought exclusively in the state OR federal courts of the Commonwealth of Massachusetts. Each of Subadviser, Investment Manager and ICM hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which such party may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.

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16.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17.

Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.

Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20.

Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

21.

No Third-Party Beneficiaries. The Fund is intended to be a third party beneficiary of this Agreement. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Trust or any of its series, no person other than Subadviser, Investment Manager and ICM is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement (with the exception of the Fund), and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against Subadviser, Investment Manager or ICM, or (ii) create or give rise to any duty or obligation on the part of Subadviser, Investment Manager or ICM (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Investment Counselors of Maryland, LLC		William Blair Investment Management, LLC

By:	/s/ William V. Heaphy, IV	By:	/s/ Doug Kryscio
	Signature		Signature

Name:	William V. Heaphy, IV	Name:	Doug Kryscio
	Printed		Printed

Title:	Principal	Title:	Partner

Columbia Management Investment Advisers, LLC

By:	/s/ David Weiss
Signature

Name:	David Weiss
Printed

Title:	Assistant Secretary

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INTERIM INVESTMENT SUB-SUBADVISORY AGREEMENT

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]

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